SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIAN HIGHLIGHTS WIDESPREAD THIRD-PARTY SUPPORT FOR NELSON PELTZ THROUGHOUT PROXY CONTEST FOR PROCTER & GAMBLE’S FUTURE

Highlights On-The-Record Support from Investors, Analysts, Proxy Advisory Firms, Commentators and Reporters from Leading National Media Outlets, and CEOs and Directors

Who Have Worked with Nelson Peltz

Urges Shareholders to Vote FOR Nelson Peltz on Trian’s WHITE Proxy Card

 NEW YORK, October 6, 2017— Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today highlighted widespread third-party support it has continued to receive in connection with its efforts to revitalize P&G. With the 2017 Annual Meeting of Shareholders just days away, Trian believes strongly that Nelson Peltz would bring invaluable experience to P&G’s Board and a number of actionable ideas to help reverse a decade of underperformance and market share losses.

Trian also offered a few perspectives on materials that P&G has released this week. In P&G’s many letters and press releases over the past few days, the Company has quoted independent proxy advisory firms. What P&G did not say is that ALL of those independent proxy advisory firms recommend that shareholders vote FOR Nelson Peltz. P&G also quoted several research analysts. But P&G does not acknowledge that none of the quoted analysts – who may favor status quo at the Company – have Buy recommendations on P&G shares.

The nation’s three independent proxy advisory firms each recommended that P&G shareholders vote FOR Nelson Peltz on the WHITE proxy card. In making their recommendations, they noted:

•	“[I]nvestors have an opportunity to encourage fresh discussion through the election of a qualified, well-established shareholder candidate backed by what we believe to be cogent, well-framed arguments and a set of strategic initiatives that should, at the very least, set the table for a more candid evaluation of P&G's risks and opportunities.”
–	Glass, Lewis & Co., LLC

•	“Given his extensive CPG experience, and his firm's analytical capability and significant portfolio exposure to P&G, Peltz appears far more like a vested shareholder who could help the board look around the next corner and avoid future missteps than simply a "what's the harm" addition.”
–	Institutional Shareholder Services Inc.

•	“The success of Mr. Peltz in Mondelez, Heinz, and Wendys, in our view, is a well-founded attestation of Trian’s ability to reposition P&G as the top global provider of consumer products.”
–	Egan-Jones Ratings Company

•	"[W]hile P&G is quick to point to the Company's existing restructuring effort, we consider there are relatively few decisively favorable metrics on which the board can hang its hat with confidence. In contrast, we find Trian more readily identifies a number of problematic trends -- from TSR to operational growth metrics to market share -- that suggest P&G's existing trajectory is less than attractive."
–	Glass, Lewis & Co., LLC

•	“[Trian] presents a compelling case that a limited degree of boardroom change would be beneficial. The addition of one well-qualified nominee, who holds a large economic stake, appears likely to have benefits that outweigh the potential risks. Support for dissident nominee Peltz is recommended.”
–	Institutional Shareholder Services Inc.

•	“On-the-record support from the senior executives of [Wendy’s, Heinz and Mondelez], among others, has been forthcoming and unequivocal. We consider Mr. Peltz's experience, which includes packaged goods, consumer brands, marketing and structural pivoting, is well established and germane to P&G, and may prospectively add value to a board room with limited retail and CPG experience external to the Company.”
–	Glass, Lewis & Co., LLC

•	“We believe that the election of Mr. Peltz will encourage the very talented and competitive incumbent Board to step up its game and improve both the structure and performance of the firm in the long run.”
–	Egan-Jones Ratings Company

Investors and research analysts quoted below are ALL significant P&G shareholders or analysts with a Buy recommendation on P&G’s stock:

•	“Yacktman believes that, after years of business and share price underperformance, P&G shareholders deserve a highly engaged, shareholder-focused voice in the boardroom – a representative who will devote time to P&G by asking the tough questions, demanding strong execution from management, and ensuring proper alignment between compensation and performance.”
–	Stephen Yacktman, CIO of Yacktman Asset Management, a major P&G shareholder

•	“Our firm has owned shares in P&G for more than 25 years. We are long-term, patient investors, and have always strived to be a constructive and supportive shareholder. Since our founding in 1992, this is the first time we have written about an election of directors for one of our portfolio investments. We feel compelled to do so because of the depth of our conviction that it is in the best interest of all P&G investors to have Nelson Peltz join the board.”
–	Stephen Yacktman, CIO of Yacktman Asset Management, a major P&G shareholder

•	“CalSTRS has expressed its intention to support Nelson Peltz, CEO and Founding Partner of Trian Fund Management, in his nomination to the Procter & Gamble board. CalSTRS holds close to 5.6 million shares of P&G stock valued at approximately $508 million and has been an investor with Trian since April 2011. Mr. Peltz’s experience in the consumer product space will add value to Procter & Gamble’s board and his significant stake in the company will bring an owner’s perspective inside the boardroom. CalSTRS believes the addition of Mr. Peltz to the board is best for P&G, the CalSTRS fund and ultimately, the teachers of California.”
–	Anne Sheehan; CalSTRS Director of Corporate Governance

•	“[In a Bernstein survey of institutional investors] [t]here was an overwhelming response in Peltz's favor for getting a seat on PG's board (~73%), with Trian's initiatives resonating much better with investors vs. PG's arguments against Trian . .. . Investors' opinions on PG were negatively skewed; investors were particularly pessimistic about its agility, culture, and market share performance, while more positive about its portfolio of brands . . . Continuation of the status quo was quoted as one of the biggest downside risks”
–	Bernstein; Ali Dibadj

•	“We continue to believe [Trian’s] involvement raises the execution bar at P&G, which is supportive of a higher multiple . . . Mr. Peltz has a long and well respected history in consumer staples including successful activist campaigns at Heinz, Cadbury/DPS, and Kraft.”
–	Jefferies; Kevin Grundy, CPA

•	“What, specifically, is so wrong with Peltz’s org plan if many other companies are run this way too and have done better than PG over the past decade?”
–	Bernstein; Ali Dibadj

•	“The 11 person PG Board should welcome a constructive outside shareholder given its many mistakes in recent years with CEO selection and serial restructurings. We think Peltz can bring clarity, urgency and a level of consumer goods knowledge to the Board that will benefit all shareholders.”
–	Management CV, Inc.

•	“More pressure on the slow-to-adapt culture at P&G is better. We believe P&G can do much better than it is doing and its employees, investors, and alumni deserve that.”
–	Bernstein; Ali Dibadj

•	“Peltz makes some compelling arguments and he has some striking statistics on his side.”
–	Citi Research; Wendy Nicholson

Commentators and reporters from leading national media outlets have noted:

•	“Shareholders should cast their vote for Mr. Peltz. Having an investor in the room, among around a dozen board members, can only aid robust board discussions, the bedrock of good corporate governance. The company’s existing board is a mostly one-dimensional pantheon of establishment corporate leaders.”
–	Wall Street Journal: Heard on the Street; Stephen Wilmot

•	“Without Peltz, P&G investors face a dreary future of more of the same. Shareholders shouldn’t tiptoe like management. They should charge ahead, think big and put Peltz on the board.”
–	Fortune; Shawn Tully

•	“For all P&G’s talk of execution, its long-term returns have been disappointing. Even amid the company’s largely positive quarterly earnings report in July, there were some troubling sales trends for its baby, oral-care and Gillette razor brands as competition ratchets up. The company itself seems to know all this or why else would it have undertaken its own remodeling efforts? All P&G achieves with this defiant tone is to prove Peltz’s point that it’s resistant to outside perspective.”
–	Bloomberg Gadfly; Brooke Sutherland

•	“A watchful outsider has a valuable role to play on the inside, and management’s stubborn resistance to [Nelson Peltz’s] presence raises troubling questions about its openness to change. After a half-decade of disappointments, P&G has lost the right to say: Just trust me.”
–	Wall Street Journal: Heard on the Street; Stephen Wilmot

•	“Such an array of bigwigs [on a Board] might pass muster if [P&G] were cranking out superlative growth. But its stock’s 10-year return has underperformed other consumer companies like Clorox, Colgate-Palmolive, and Kimberly-Clark, as well as the S&P 500 as a whole.”
–	Reuters Breakingviews; Lauren Silva Laughlin

•	In reality, the arguments that P&G presents in the manifesto are unconvincing, and wilt under careful analysis. Its questionable defenses range from the claim that a recent stock surge heralds a durable comeback to blaming a hit from the strong dollar for its flagging sales.”
–	Fortune; Shawn Tully

•	“The company argues that its ‘strategy is producing results,’. . . P&G has simply recovered lost ground; its current stock price is hovering right where it stood two-and-a-half years ago, at around $93 […] And it’s likely that Peltz has provided a tonic for P&G shares that would vanish if he departs.”
–	Fortune; Shawn Tully

•	“They can take all those fees and save them and put this man on the Board who’s done more homework than anyone else – and he’ll give you this homework for free! Memo to Procter & Gamble: Peltz is cheaper than all of those advisors and knows the space.”
–	CNBC; Jim Cramer

•	“[ISS] presents a strong rationale for adding Peltz to the board. The P&G board is packed with former and current CEOs . . . Trian has invested $3.5 billion for 1.5% of the shares, and would think like an owner. ‘As the board continues to consist primarily of former chief executives, it could benefit from additional diversity of thought and experience, and the presence of a stronger shareholder voice,’ concludes ISS, in recommending a vote for Peltz.”
–	Fortune; Shawn Tully

•	“Procter & Gamble’s rejection of Nelson Peltz’s push to become a director unwittingly shines a light on the company’s own board of entrenchment.”
–	Reuters Breakingviews; Lauren Silva Laughlin

•	“Activists often get a bad reputation for going after short-term results, and Trian does indeed take a longer-term approach than most people appreciate.”
–	New York Times: DealBook; Andrew Ross Sorkin

•	“Peltz and Trian have an admirable track record. It’s hard to see his board presence, especially given his avoidance of short-term methods, as a negative.”
–	Barron’s; Vito J. Racanelli

•	“This isn’t about a complete change in the board. It’s just a vote to add one additional member who is not happy with things the way they are.”
–	Forbes; Adam Hartung

•	“Why are [P&G’s] compensation targets tied to 2.8% organic sales growth through 2019 when the company sees its markets growing by 3% to 3.5%? Also, P&G does seem to have missed some opportunities to invest in new products or digital expertise with takeovers of startup consumer companies. And if it’s true that P&G CEO David Taylor told Peltz that ‘we cannot bring in outside people at too senior a level or they will fail,’ that hardly seems like the ideal corporate culture.”
–	Bloomberg Gadfly; Brooke Sutherland

•	“Mr. Peltz is making a good point, that leadership at P&G really has forgotten what good, long-term profit producing innovation is, while succumbing to the strategy of selling major business units (reducing revenue) then using the money to buy back shares rather than investing in future growth.”
–	Forbes; Adam Hartung

•	“Peltz’s track record shows that he has the expertise in brand management, cost discipline, and capital allocation required to help P&G end its recent run of underperformance.”
–	Forbes; David Trainer

•	“After checking the numbers [in P&G's analysis on Nelson's track record] my conclusion is that Trian is basically correct [in its assertion that P&G's calculations are marred by errors]. P&G needs to work on its math. . . . P&G’s weak defense of its own record is the best argument for putting Peltz on its board. These new, bogus numbers only strengthen the case for Trian."
–	Fortune; Shawn Tully

•	“All these advisers Procter has got are going to cost them a fortune. Just add Nelson. Nelson is a classically good board member with a fantastic research team. Trian does great research . . . These are people you would welcome on your board.”
–	CNBC; Jim Cramer

•	“The only true way to mitigate the risk of information overload in the boardroom is to ensure open dialogue with management so that board members aren’t inundated with superfluous information. But don’t be surprised if P&G’s directors quietly breathe a sigh of relief if and when Nelson Peltz walks into their boardroom for his first meeting.”
–	Agenda Magazine (a Financial Times Service); Mark Rogers

Trian prides itself on its highly collaborative engagement with management and boards. CEOs and Directors that Nelson and Trian have worked with in the past have noted:

•	“Like P&G, Heinz was a proud company with a history that went back more than 100 years prior to Nelson’s arrival. We can say without a doubt that Nelson’s presence was additive to the Heinz Board.”
–	Letter to the P&G Directors from Five Alumni of the Heinz Board who served as directors alongside Nelson Peltz for the entirety of his Board tenure from 2006—2013

•	“Nelson Peltz . . . is a knowledgeable director, an experienced operator and, as a member of our board, is fully informed about our business. Since joining our Board in January 2014, Nelson has been a constructive participant in Mondelēz International’s board processes. My management team and I have engaged often and productively with the Trian team and appreciate their insights on strategy, operations and investor reactions to various issues. They do their homework and, along with the other members of our board, ask the tough questions to understand our company, and develop ideas to help grow the business and create sustainable long-term value.”
–	Irene Rosenfeld (CEO of Mondelēz International from 2007-Present)

•	“Nelson is a valued and very constructive director who has made significant contributions to our board processes and business decisions. He has a sharp eye for changing consumer trends and willingly shares his ideas and best practices from his deep knowledge and extensive operating experience in the consumer goods industry.”
–	Irene Rosenfeld (CEO of Mondelēz International from 2007-Present)

•	“Nelson was quick to recognize that removing Snapple from a bureaucratic Quaker Oats culture would enable entrepreneurialism and innovation. The result was a dramatic sales turnaround and more than quadrupling of company value in just 3 years. And I experienced first-hand at Heinz [as a Director] how Nelson emerged from a hotly contested proxy battle to become an incredibly respected and valued Board member.”

–	Mike Weinstein (CEO of Snapple from 1997-2000; H.J. Heinz Director from 2006-2013)

\

•	“I said to another CEO . . . who had called me and inquired about Nelson, that if I were to form the board today, Nelson would be one of the first directors I’d ask to serve because he is an insightful, communicative, enthusiastic, energetic and available director.”
–	Bill Johnson (CEO of H. J. Heinz from 1998-2013)

•	“I have the highest regard for Nelson Peltz and Ed Garden. Since becoming CEO of DuPont, I have talked many times with the Trian team and appreciate their insights on strategy and operations, as well as the collaborative and productive manner in which they have engaged with us. Their ability to rigorously analyze opportunities for long-term value maximization has been consistently demonstrated over the years.”
–	Ed Breen (CEO of DuPont from 2015-Present)

Additional third-party commentary can be found at www.revitalizePG.com/Third-Party-Commentary

TIME IS SHORT AND YOUR VOTE IS IMPORTANT!

Help put a highly qualified shareholder on the P&G Board

VOTE “FOR” NELSON PELTZ ON THE WHITE PROXY CARD

To ensure your vote is received in time, please vote by telephone or by internet TODAY by following the easy instructions on the WHITE proxy card

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Call Toll-Free (877) 750-8338 (from the U.S. and Canada)

Or (412) 232-3651 (from other locations)

Note: Trian has neither sought nor obtained consent from any proxy advisory firm, investor, analyst or reporter to use any statements in this press release.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. Trian Partners has not sought or obtained consent from any third party (other than consent to use the statements from directors and chief executive officers with whom Mr. Peltz and Trian have worked with in the past) to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Additional Information

Trian Partners, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Fund Management, L.P. ("Trian"), and the other funds and investment vehicles Trian manages (Trian with such funds, "Trian Partners") that hold shares of The Procter & Gamble Company (the "Company"), and the other participants (collectively, the "Participants") identified in the definitive proxy statement on Schedule 14A (the "Proxy Statement") filed by Trian with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (call toll-free:(877) 750-8338; call collect: (212) 750-5833; or email (Requests for materials only): material@innisfreema.com).

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

George Sard / Margaret Popper / Kelsey Markovich

Sard Verbinnen & Co

(212) 687-8080

GSard@sardverb.com / MPopper@sardverb.com / KMarkovich@sardverb.com